CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Columbia Laboratories, Inc.
Livingston, NJ
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-169599, 333-75275, 333-125671, 333-132803, 333-140107, and 333-155530) and Form S-8 (No. 333-34079, 333-63470, 333-116072, and 333-152008) of Columbia Laboratories, Inc. of our reports dated March 10, 2011, relating to the consolidated financial statements, and the effectiveness of Columbia Laboratories, Inc.’s internal control over financial reporting, which appear in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 10, 2011 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ BDO USA, LLP
BDO USA, LLP
Woodbridge, NJ
March 10, 2011